THE BOEING COMPANY

NON-QUALIFIED STOCK OPTION GRANT NOTICE OF TERMS

To: [NAME]

BEMSID: [BEMS_ID]

As part of the Executive Compensation Program you have been granted the option to purchase shares of the Company’s common stock as follows:

Number of Options: [OPTIONS_GRANTED] shares

Exercise Price: $74.445

The exercise price represents the fair market value of Boeing stock on the date of grant. For purposes of this grant, fair market value is defined as the average of the high and low per share trading prices of the Company’s common stock on the New York Stock Exchange during regular session trading for a single trading day.

The grant of the option is made pursuant to The Boeing Company 2003 Incentive Stock Plan for Employees (the “Plan”). A copy of the Plan Summary is attached and incorporated into this notice by reference. The terms and conditions of the stock option are as set forth in the Plan and in this notice. Exercise of all or part of this stock option constitutes acceptance of all the terms and conditions of the option grant.

For purposes of this notice the term “Company” means The Boeing Company and/or subsidiary of The Boeing Company. The term “retirement” means retirement under the conditions that satisfy the terms of the Company retirement plan or the applicable subsidiary plan.

Type of Option: These options are granted as Non-Qualified Stock Options and are subject to Section 83 of the U.S. Internal Revenue Code. Non-qualified stock options are considered ordinary income when exercised and are taxed accordingly. The amount of ordinary income is the difference between the exercise price (or grant price) and the price on the date the options are exercised.

Date of Grant: The date of the stock option grant is February 27, 2006.

Vesting and Exercisability:

To establish a vested right to any portion of the option, you must remain employed by the Company for at least one year from the date of grant. If you remain employed by the Company for one year after the date of the grant, and the stock option has not otherwise expired, the stock option shall become vested and exercisable according to the following schedule:

Date on which Stock Option vests and becomes exercisable	Portion of Grant that vests and becomes exercisable
1 year after the date of grant	34%
2 years after the date of grant	33%
3 years after the date of grant	33%

Termination:

If your employment terminates for any reason prior to the one-year anniversary of the date of grant, the stock option and all rights to exercise the option will terminate completely upon your termination of employment.

After the one-year anniversary of the date of grant, if your employment with the Company terminates for any reason prior to the date the option becomes 100% vested and exercisable in accordance with the schedule under “Vesting and Exercisability”, the non-vested portion of the stock option will not vest and the non-vested portion of the option and all rights to the non-vested portion will terminate completely upon your termination of employment. (See “When the Vested Option Expires” below for important rules on when vested options expire.)

When the Vested Option Expires:

As long as you remain employed by the Company, the stock option will expire after 10 years from the date of grant (or February, 27, 2016).

If your employment with the Company terminates due to death, disability, retirement or layoff, the vested portion of the option will expire at the earlier of 5 years from your termination or February 27, 2016.

If your employment with the Company terminates due to voluntary resignation, the vested portion of the option will expire at the earlier of 90 days from your termination or February 27, 2016.

If your employment with the Company terminates for reasons other than death, disability, retirement, layoff or voluntary resignation (such as for cause), your vested options will expire upon your termination.

It is your responsibility to be aware of an option’s expiration date so that you may consider whether or not to exercise your option before it expires.

Exercise: During your lifetime only you, your guardian or your legal representative may exercise the stock option. The Plan permits exercise of the stock option by the personal representative of your estate or the beneficiary thereof following your death.

Transfer: The stock option is not transferable except by will or applicable laws of descent and distribution.

Additional Information:

Additional information about Boeing stock options, including your current stock option status report, will be provided to you annually. Further questions regarding stock options may be addressed to the Stock Option Administration Office by email at stockoptions@boeing.com or answered by visiting the internal Boeing website http://stockoptions.web.boeing.com.